EXHIBIT 5

NEXT2 PARTNERS, LLC

68 Alameda Padre Serra

Santa Barbara, California  93103

December 8, 2002

The Chasdrew Fund

C/O Julie Jensen

Box 540

Kenwood Station

5757 River Road

Bethesda, MD 20816

This letter will confirm our agreement concerning the terms of the purchase from the Chasdrew Fund (“Seller”) of 12,124 shares (the “Shares”) of the common stock of NetLojix Communications, Inc. (“NetLojix”) by Next2 Partners, LLC (“Next2”).

1.             Purchase and Sale.  Next2 hereby agrees to purchase, and Seller hereby agrees to sell, the Shares, subject to the terms and conditions set forth below, for an aggregate of $242.48.

2.             The Closing.  The closing of the purchase of the Shares (the “Closing”) shall take place by January 15, 2003, if all conditions to Closing set forth in paragraph 3 have been satisfied or waived by Next2.

3.             Conditions to Closing.

The obligation of Next2 to purchase the Shares is subject to the satisfaction, on or prior to Closing, of each of the following conditions:

3.1           The representations of Seller in this agreement shall be true and correct in all material respects on the Closing date as if made on that date;

3.2           The absence of any proceeding before any court or governmental authority, domestic or foreign, relating to the Shares, or to which Seller or Next2 is a party;

4.             Representations of Next2.  Next2 hereby represents, warrants and covenants to Seller that:  (a) Next2 is duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to enter into this agreement and to purchase the Shares; (b) the execution and delivery of this agreement and the performance of its obligations hereunder have been duly authorized by all necessary company action on the part of Next2; (c) Next2 is acquiring the Shares for investment and for Next2’s own account, and not with a view to or for sale in connection with any distribution of any part thereof; (d) Next2 is an “accredited investor” as that term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission (the “SEC”).  Next2 has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the risks of an investment in the Shares.

5.             Representations of Seller.  Seller hereby represents, warrants and covenants to Next2 that:  (a) Seller has the legal power and authority to enter into and perform this agreement; (b) Seller owns the Shares, beneficially and of record, free and clear of all liens, claims, pledges and encumbrances, of every kind, character and description whatsoever; (c) Seller will transfer to Next2 at the Closing, good and marketable title to the Shares, free and clear of all liens, claims, pledges and encumbrances, of every kind, character and description whatsoever; (d) no consents or approvals of any third parties are required on Seller’s part in connection with the sale and transfer of the Shares; (e) the Shares constitute all of Seller’s interest in NetLojix, and Seller has no other ownership interests or options in NetLojix or claims against NetLojix; (e) Seller will use Seller’s best efforts to cooperate with Next2 to facilitate the successful completion of the transactions contemplated hereby.

Seller further represents and warrants that Seller has received copies of NetLojix’s (i) Annual Report on Form 10-K for the year ended December 31, 2001, (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and (iii) Current Report on Form 8-K dated December 2, 2002, each as filed with the SEC.  Seller has had the opportunity to obtain information with respect to NetLojix and its plans, operations and financial condition, and has heretofore received all such information as Seller has deemed necessary and appropriate to enable Seller to evaluate the sale of the Shares.  Seller understands that affiliates of Next2 have proposed to acquire all of the outstanding stock of NetLojix at a price of $.02 per share, and that the final price in any such transaction may be higher.

6.             Restricted Securities.  Next2 acknowledges and agrees that:

6.1           No Registration.  The Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and must be held indefinitely unless such Shares are subsequently registered under the Act and qualified under such state laws or an exemption from such registration and qualification is available.  NetLojix is under no obligation (contractual or otherwise) to register any of such Shares under any circumstances.  The share certificate representing such Shares will be stamped with a legend indicating that the securities have not been registered.

6.2           Rule 144 and Public Resales.  Any public resales of the Shares permitted under this Agreement will be made in accordance with Rule 144 promulgated by the SEC.

7.             General Provisions.

7.1           Amendments, etc.  This Agreement may be amended or its provisions waived only by agreement in writing of all parties.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

7.2           Governing Law; Jurisdiction.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California, excluding any laws that direct the application of another jurisdiction’s laws.

7.3           Assignment.  The rights of Seller under this Agreement shall not be assignable.  Next2 may assign this agreement, and the right to purchase the Shares, without the consent of Seller.

7.4           Counterparts.  This Agreement (and any amendment hereto or any other document delivered pursuant hereto) may be executed in one or more counterparts.  The facsimile transmission of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto) shall be treated for all purposes as the delivery of an original signed counterpart.

If the foregoing correctly sets forth our mutual understanding, please execute and return one copy of this letter to the undersigned.

Very truly yours,

NEXT2 PARTNERS, LLC

By:	/s/ Anthony E. Papa
Anthony E. Papa
Manager

Agreed to and accepted:

“Seller”

/s/ Julie Jensen
Julie Jensen, for the Chasdrew Fund

Trustee - Chairman of the Board
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